Exhibit 23.3

Corporation -8081 Fax .

TRUSTA

An Accountancy Corporation

Member Crowe Horwath International

Bishop Square

Pauahi Tower, Suite 1700

1003 Bishop Street

Honolulu, Hawaii 96813  USA 1

1 (808) 524-8080 Tel

1 (808) 524-8081 Fax

www.trusta.us

Consent of Independent Accountant

We consent to the incorporation by reference in Registration Statement Nos. 333-170431, 333- 170432, 333-171909, 333-171910 on Form S-3 and in Registration Statement No. 333-184466 in Form S-3 of our report dated February 24, 2015, relating to our audits of the financial statements of KR Holdings, LLC as of December 31, 2014 and 2013, and for the years ended December 31, 2014 and 2013 that appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014. The statement of income and members' equity and statement of cash flows for the year end December 31, 2012 is unaudited.

TRUSTA, An Accountancy Corporation

Honolulu, Hawaii

March 2, 2015